FOURTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT

FOURTH AMENDMENT AND WAIVER, dated as of December 10, 2007 (this “Amendment”), to the Credit Agreement referred to below by and among MEASUREMENT SPECIALTIES, INC., a New Jersey corporation (“Borrower”); the other parties signatory thereto as US Credit Parties; the Lenders party thereto (together with the New Lenders (as hereinafter defined), the “Lenders”); the New Lenders; WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”), JPMORGAN CHASE BANK, N.A., as Documentation Agent (the “Documentation Agent”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as agent for the Lenders (in such capacity, “Agent”).

WITNESSETH

WHEREAS, Borrower, the other US Credit Parties signatory thereto, Lenders (other than the New Lenders), Syndication Agent, Administrative Agent, and Agent are parties to that certain Amended and Restated Credit Agreement, dated as of April 3, 2006 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”);

WHEREAS, Borrower is in default of a certain covenant and Borrower, Agent and Requisite Lenders have agreed to waive such default in the manner, and on the terms and conditions, provided for herein; and

WHEREAS, Borrower, Agent and Requisite Lenders have agreed to amend the Credit Agreement in the manner, and on the terms and conditions, provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Borrower, Agent and Requisite Lenders hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement or Annex A thereto.

2. Waiver of Event of Default. Requisite Lenders hereby waive, as of the Fourth Amendment Effective Date (as hereinafter defined) the Event of Default under Section 8.1(b) of the Credit Agreement resulting solely from the failure of Borrower to comply with clause (iv) of paragraph (h) of Annex C to the Credit Agreement by June 30, 2007 with respect to the account of Mrehtateb listed on Disclosure Schedule (3.19) with BankNorth, N.A. (the “BankNorth Account”); provided that on or before May 30, 2008 Borrower either (i) closes the BankNorth Account or (ii) causes to be executed and delivered a Blocked Account Agreement with respect to the BankNorth Account.

3. Amendment to Section 1.5 of the Credit Agreement. As of the Fourth Amendment Effective Date, Section 1.5(a) of the Credit Agreement is hereby amended and restated in its entirety read as follows:

“(a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time; and (ii) with respect to the Term Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum.

As of the Fourth Amendment Effective Date the Applicable Margins are as follows:

Applicable Revolver Index Margin	0.25%
Applicable Revolver LIBOR Margin	2.00%
Applicable Term Loan Index Margin	0.25%
Applicable Term Loan LIBOR Margin	2.00%
Applicable L/C Margin	2.00%

The Applicable Margins may be adjusted by reference to the following grids:

If Senior Leverage Ratio is:	Level of Applicable Margins:
< 2.25:1.00	Level I
> 2.25:1:00	Level II

	Applicable Margins
	Level I	Level II
Applicable Revolver Index Margin	0.25%	0.75%
Applicable Revolver LIBOR Margin	2.00%	2.50%
Applicable Term Loan Index Margin	0.25%	0.75%
Applicable Term Loan LIBOR Margin	2.00%	2.50%
Applicable L/C Margin	2.00%	2.50%

Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending December 31, 2007 shall be implemented quarterly on a prospective basis, for each calendar month commencing not more than five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.”

4. As of the Fourth Amendment Effective Date, Section 2.2(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(e) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), Borrower and its Subsidiaries on a consolidated basis shall have a Total Leverage Ratio not in excess of 3.25 to 1.00, calculated using EBITDA for the twelve Fiscal Month period ended at the end of the Fiscal Month for which financial statements have most recently been required to be delivered to Agent pursuant to paragraph (a) of Annex E prior to the date of such Advance (or the incurrence of any Letter of Credit Obligations).”

5. Amendments to Section 6.1 of the Credit Agreement.

(a) As of the Fourth Amendment Effective Date, the first paragraph of Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except (i) any wholly-owned Domestic Subsidiary of Borrower (other than IC Sensors, Elekon, Entran Devices and Intermediate Holdings) may merge with and into Borrower or another wholly-owned Domestic Subsidiary of Borrower (so long as Borrower is the surviving entity in any merger involving Borrower), (ii) the Credit Parties may consummate the BetaTHERM Reorganization, (iii) any wholly-owned Foreign Subsidiary of Borrower may merge with another wholly-owned Foreign Subsidiary of Borrower, and (iv) the Credit Parties may consummate the IMSA Acquisition; provided that (A) the IMSA Acquisition complies with each of the conditions set forth in clauses (i) through (iv) and (vi) through (xi) of this Section 6.1 as determined by Agent in its sole discretion, (B) the purchase price and all other amounts payable by the Credit Parties in connection with the IMSA Acquisition, including all transaction costs and Loans made hereunder related thereto, shall not exceed $58,000,000 in the aggregate, and (C) the purchase price and all other amounts payable by the Credit Parties in connection with the IMSA Acquisition, including all transaction costs and Loans made hereunder related thereto, shall be applied against the Acquisition Cap. Notwithstanding the foregoing, Borrower, may acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:”

(b) As of the Fourth Amendment Effective Date, clause (v) of Section 6.1 of the Credit Agreement is hereby amended by inserting “(the “Acquisition Cap”)” immediately after “$40,000,000”.

(c) As of the Fourth Amendment Effective Date, clause (viii)(A) of Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(A) a pro forma consolidated and consolidating balance sheet, income statement and cash flow statement of Borrower and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) with respect to a Permitted Acquisition of any Target that is a Domestic Subsidiary, on a pro forma basis, Borrower and its Subsidiaries would have had (1) a Senior Leverage Ratio not in excess of 3.00 to 1.00, and (2) a Total Leverage Ratio not in excess of 3.25 to 1.00, and, with respect to a Permitted Acquisition of any Target that is a Foreign Subsidiary of a US Credit Party, on a pro forma basis, Borrower and its Subsidiaries would have had (1) a Senior Leverage Ratio not in excess of 2.50 to 1.00, and (2) a Total Leverage Ratio not in excess of 3.00 to 1.00, in each case, calculated using EBITDA for the twelve Fiscal Month period ended at the end of the Fiscal Month for which financial statements have most recently been required to be delivered to Agent pursuant to paragraph (a) of Annex E prior to the consummation of such Permitted Acquisition (as adjusted for such Permitted Acquisition in accordance with clause (y) of the second sentence of the definition of EBITDA and Section 6.1(viii)(D) below) and calculated using Senior Indebtedness and Indebtedness, as applicable, after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as of the date of such Permitted Acquisition, (y) Borrowing Availability (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith) shall be no less than $10,000,000, and (z) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrower would have been in compliance with the financial covenants set forth in Annex G for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);”

(d) As of the Fourth Amendment Effective Date, clause (viii)(D) of Section 6.1 of the Credit Agreement is hereby amended by deleting “12 Fiscal Months” and inserting in lieu thereof, “4 Fiscal Quarters”.

6. Amendments to Section 6.3 of the Credit Agreement. As of the Fourth Amendment Effective Date,

(a) Section 6.3(g) of the Credit Agreement is hereby amended by deleting “$15,000,000” and inserting in lieu thereof, “$30,000,000”; and

(b) Section 6.3(i) of the Credit Agreement is hereby amended by deleting “$1,000,000” and inserting in lieu thereof, “$2,000,000”.

7. Amendment to Section 6.6 of the Credit Agreement. As of the Fourth Amendment Effective Date, Section 6.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party; (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement; provided that no US Credit Party may guaranty any Indebtedness incurred pursuant to Section 6.3(g) and/or (f) except for any guaranties existing as of the Closing Date and described on Disclosure Schedule (6.6); and (c) unsecured Guaranteed Indebtedness incurred by Borrower pursuant to the IMSA Stock Purchase Agreement; provided that such Guaranteed Indebtedness shall be subordinated to the Obligations in a manner and form satisfactory to Agent in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.”

8. Amendments to Annex A of the Credit Agreement.

(a) As of the Fourth Amendment Effective Date, Annex A of the Credit Agreement is hereby amended by inserting the following new definitions in alphabetical order therein:

“Acquisition Cap” has the meaning ascribed to it in Section 6.1(v).

“Fourth Amendment” means that certain Fourth Amendment and Waiver to Credit Agreement, dated as of December 10, 2007, by and among Agent, Syndication Agent, Documentation Agent, Lenders, Borrower and US Credit Parties, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Fourth Amendment Effective Date” means December 10, 2007.

“IMSA” means Intersema Microsystems S.A., a corporation (société anonyme) established under the laws of Switzerland.

“IMSA Acquisition” shall mean the acquisition by Borrower of all the issued and outstanding shares of capital Stock of IMSA, in accordance with the terms and conditions of the IMSA Stock Purchase Agreement, without waiver of any material conditions thereto which have not been approved by the Agent in its sole discretion.

“IMSA Acquisition Closing Date” shall mean the date on which the IMSA Acquisition is consummated in accordance with the terms hereof and of the IMSA Stock Purchase Agreement.

“IMSA Stock Purchase Agreement” shall mean that certain stock purchase agreement to be entered into among IMSA, the owners of the outstanding equity of IMSA and Borrower, which stock purchase agreement shall be in form and substance reasonably satisfactory to Agent.

(b) As of the Fourth Amendment Effective Date, Annex A of the Credit Agreement is hereby amended by amending and restating the below definitions in their entireties as follows:

“Borrowing Availability” means as of any date of determination the Maximum Amount, less the sum of (x) the aggregate Revolving Loan plus (y) the amount of unrestricted cash of Borrower and its Subsidiaries.

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment and Term Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments and Term Loan Commitments, which aggregate commitment shall be One Hundred Thirty-Seven Million Five Hundred Thousand Dollars ($137,500,000) on the Fourth Amendment Effective Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Revolving Loan Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Twenty-One Million Dollars ($121,000,000) on the Fourth Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Senior Leverage Ratio” means, as of any date of determination, with respect to Borrower, on a consolidated basis, the ratio of (a) Senior Indebtedness as of such date of determination, less unrestricted cash that is in deposit accounts (as defined in Section 9-102 of the Code) or in securities accounts (as defined in Section 8-501 of the Code), or any combination thereof, and which such deposit account or securities account is the subject of a control agreement in favor of Agent and is maintained by a branch office of the bank or securities intermediary located within the United States, to (b) EBITDA for the twelve months ending on such date of determination.

“Total Leverage Ratio” means, as of any date of determination, with respect to Borrower, on a consolidated basis, the ratio of (a) Indebtedness as of such date of determination, less unrestricted cash that is in deposit accounts (as defined in Section 9-102 of the Code) or in securities accounts (as defined in Section 8-501 of the Code), or any combination thereof, and which such deposit account or securities account is the subject of a control agreement in favor of Agent and is maintained by a branch office of the bank or securities intermediary located within the United States, to (b) EBITDA for the twelve months ending on such date of determination.

(c) As of the Fourth Amendment Effective Date, the definition of “Earnouts” set forth in Annex A of the Credit Agreement is hereby amended by deleting “, deferred purchase price”.

(d) As of the Fourth Amendment Effective Date, the definition of “EBITDA” set forth in Annex A of the Credit Agreement is hereby amended by deleting “and” found immediately before clause (y) in the proviso therein, and inserting at the end of such clause (y) the following:

“and (z) the portion of EBITDA attributable to the IMSA Acquisition shall be as set forth on Schedule A to the Fourth Amendment for periods prior to the IMSA Acquisition Closing Date.”

(e) As of the Fourth Amendment Effective Date, the definition of “Fixed Charges” set forth in Annex A of the Credit Agreement is hereby amended by inserting “(other than Earnouts)” immediately after “Indebtedness” in clause (b) thereof.

(f) As of the Fourth Amendment Effective Date, the definition of “Fixed Charge Coverage Ratio” set forth in Annex A of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:

“For the purposes of calculating the Fixed Charge Coverage Ratio financial covenant set forth in paragraph (b)(i) of Annex G, Fixed Charges of each Target (for the one-year period commencing on the closing date of the acquisition in which such Target was acquired) shall be annualized based on the time elapsed between the closing date of the acquisition in which such Target was acquired and the date on which the Fixed Charge Coverage Ratio is being tested.”

(g) As of the Fourth Amendment Effective Date, the definition of “Indebtedness” set forth in Annex A of the Credit Agreement is hereby amended by,

(i) deleting clause (a) in its entirety and inserting in lieu thereof, the following:

“(a) all indebtedness of such Person for borrowed money, for the deferred purchase price of property payment for which is deferred 6 months or more, or for the deferred purchase price of property in connection with any acquisition, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith,”

(ii) deleting clause (e) in its entirety and inserting in lieu thereof, the following:

“(e) all Earnouts payable by such Person; provided that such Earnouts are payable within the 12-month period immediately following the determination by Agent of the amount of such Earnouts, which determination shall be based upon Borrower’s most recent projections of financial performance delivered to Agent,”.

9. Amendment to Annex C of the Credit Agreement. As of the Fourth Amendment Effective Date, clause (iv) of paragraph (h) of Annex C of the Credit Agreement is amended and restated in its entirety to read as follows:

“(iv) the account of Mrehtateb listed on Disclosure Schedule (3.19) with BankNorth, N.A. (the “BankNorth Account”); provided that no more than $50,000 shall be held in such account for more than one Business Day (the “Mrehtateb-BankNorth Account Cap”), and provided further that on or before May 30, 2008 Borrower either (i) closes the BankNorth Account or (ii) causes to be executed and delivered a Blocked Account Agreement with respect to the BankNorth Account. In the event that Borrower delivers such a Blocked Account Agreement on or before May 30, 2008, the Mrehtateb-BankNorth Account Cap shall be eliminated.”

10. Amendments to Annex G of the Credit Agreement. Annex G is hereby amended as of the Fourth Amendment Effective Date by,

(a) deleting the proviso of paragraph (a) in its entirety and inserting in lieu thereof the following: “provided that for the three (3) Fiscal Years ended March 31, 2009, Borrower may exclude up to $10,000,000, in the aggregate for such three Fiscal Year period, in Capital Expenditures related to the construction of a new manufacturing facility in ShenZhen, China.”;

(b) deleting paragraph (b) in its entirety and inserting in lieu thereof the following:

“(b) Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.20 to 1.00.”

(c) deleting paragraph (c) in its entirety and inserting in lieu thereof the following:

“(c) Minimum EBITDA. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter, EBITDA for the 12-month period then ended of not less than $30,000,000.”;

(d) deleting paragraph (d) in its entirety and inserting in lieu thereof the following:

“(d) Maximum Total Leverage Ratio. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter, a Total Leverage Ratio as of the last day of such Fiscal Quarter of not more than 3.25 to 1.00.”;

(e) deleting paragraph (e) in its entirety and inserting in lieu thereof, “[Intentionally Omitted]”; and

(f) deleting “$4,000,000” in paragraph (f) and inserting in lieu thereof, “$6,000,000”.

11. Amendment to Annex H of the Credit Agreement. As of the Fourth Amendment Effective Date, Annex H of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit A hereto.

12. Amendment to Annex I of the Credit Agreement. As of the Fourth Amendment Effective Date, Annex I of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit B hereto.

13. Amendment to Annex J of the Credit Agreement. As of the Fourth Amendment Effective Date, Annex J of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit C hereto.

14. Amendment to Exhibit 1.1(a)(ii) of the Credit Agreement. As of the Fourth Amendment Effective Date, Exhibit 1.1(a)(ii) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit D hereto.

15. New Lenders.

(a) By its execution of this Amendment, each of the Lenders executing this Amendment as a “New Lender” on the signature pages hereto (collectively, the “New Lenders”) agrees to be a “Lender” under the Credit Agreement and the other Loan Documents and to be bound by the terms and conditions thereof, and to perform its duties and obligations thereunder.

(b) Each New Lender hereby represents and warrants, severally, not jointly, that (i) the execution and performance by such New Lender of its duties and obligations under this Amendment, the Credit Agreement, as amended hereby, and the Collateral Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority; (ii) such New Lender is familiar with transactions of the kind and scope reflected in the Credit Agreement and the other Loan Documents; and (iii) such New Lender has made its own independent investigation and appraisal of the financial condition and affairs of each Credit Party, has conducted its own evaluation of the Loans and Letter of Credit Obligations, the Credit Agreement, the other Loan Documents and each Credit Party’s creditworthiness, and has made its decision to become a Lender to Borrower under the Credit Agreement independently and without reliance upon Agent, and will continue to do so.

16. Revolving Loans under the Credit Agreement. On the Fourth Amendment Effective Date, the Borrower, Agent and each Lender acknowledge and agree that certain outstanding Revolving Credit Advances of the Revolving Lenders may need to be reallocated among the Revolving Lenders so that each Revolving Lender’s share of the principal amount of the outstanding Revolving Loan is in an amount equal to such Revolving Lender’s percentage of the total Revolving Loan Commitment (in each case, the “Reallocated Loan Amount”). The Revolving Lenders agree to effect such reallocation in a mutually satisfactory manner. In furtherance of the foregoing, it is understood and agreed that immediately after giving effect to such reallocation on the Fourth Amendment Effective Date, the Borrower’s Obligations in respect of the principal amount of any Revolving Credit Advance to any Revolving Lender shall equal such Revolving Lender’s applicable Reallocated Loan Amount. The total outstanding amount of the Revolving Loan after effecting such reallocation on the Fourth Amendment Effective Date (and disregarding any new Revolving Credit Advances to be made on the Fourth Amendment Effective Date) shall be the same as the total outstanding amount of the Revolving Loan immediately prior to such reallocation.

17. Remedies. This Amendment shall constitute a Loan Document. The breach by any Credit Party of any representation, warranty, covenant or agreement in this Amendment (including, without limitation, any failure to satisfy the requirements of the proviso to Section 2 hereof) shall constitute an immediate Event of Default hereunder and under the other Loan Documents.

18. Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrower makes the following representations and warranties to Agent and Lenders:

(a) The execution, delivery and performance of this Amendment, the Amended and Restated Revolving Notes and the Revolving Notes referred to in clauses (f) and (g), respectively, of Section 23 hereto (collectively, the “Fourth Amendment Revolving Notes”), and the performance of the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”) (i) by each US Credit Party, are within such US Credit Party’s organizational power; (ii) by each US Credit Party have been duly authorized by such US Credit Party by all necessary or proper organizational and shareholder or membership action; (iii) do not contravene any provision of any US Credit Party’s charter or bylaws or equivalent organizational or other constituent documents; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any US Credit Party is a party or by which any US Credit Party or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of any US Credit Party other than those in favor of Agent, on behalf of itself and the Lenders, pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person.

(b) This Amendment has been duly executed and delivered by or on behalf of Borrower and each other US Credit Party.

(c) Each of this Amendment, the Fourth Amendment Revolving Notes, the Amended Credit Agreement and the other Loan Documents constitutes a legal, valid and binding obligation of Borrower and each of the other US Credit Parties party hereto or thereto, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

(e) No action, claim or proceeding is now pending or, to the knowledge of any US Credit Party, threatened against Borrower or any other Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges Borrower’s or, to the extent applicable, any other Credit Party’s right, power, or competence to enter into this Amendment or the Fourth Amendment Revolving Notes or perform any of their respective obligations under this Amendment, the Fourth Amendment Revolving Notes, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Fourth Amendment Revolving Notes, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Fourth Amendment Revolving Notes, the Amended Credit Agreement or any other Loan Document or (ii) if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f) After giving effect to this Amendment, the representations and warranties of Borrower and the other Credit Parties contained in the Amended Credit Agreement and each other Loan Document are true and correct on and as of the Fourth Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

19. No Other Amendments/Waivers. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as specifically provided herein, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent, for itself and Lenders, may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

20. Continuation of Obligations and Liens. Each of the Borrower and the other US Credit Parties hereby acknowledges, agrees and affirms (a) its obligations under the Credit Agreement and the other Loan Documents, including, without limitation, its guaranty obligations thereunder, (b) that such guaranty shall apply to all Obligations, (c) the grant of the security interest in all of its assets pursuant to the Loan Documents and (d) that such liens and security interests created and granted are valid and continuing and secure all the Obligations.

21. Outstanding Indebtedness; Waiver of Claims. Each of Borrower and the other US Credit Parties hereby acknowledges and agrees that as of December 6, 2007 the aggregate outstanding principal amount of the Revolving Loan is $37,082,783.47 and the aggregate outstanding principal amount of the Term Loan is $16,500,000, respectively, and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Borrower and each other US Credit Party hereby waives, releases, remises and forever discharges Agent, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which Borrower or any other Credit Party ever had, now has or might hereafter have against Agent or any Lender which relates, directly or indirectly, to any acts or omissions of Agent, Lenders or any other Indemnified Person on or prior to the Fourth Amendment Effective Date.

22. Fees and Expenses.

(a) Amendment Fee. Borrower hereby agrees to pay Agent, for the ratable benefit of Lenders, an amendment fee in the amount of $132,000 (the “Amendment Fee”), which shall be fully earned, due and payable in immediately available funds on the Fourth Amendment Effective Date.

(b) Expenses. Each of Borrower and the other US Credit Parties hereby reconfirms its respective obligations pursuant to Sections 1.9 and 11.3 of the Credit Agreement and pursuant to the GE Capital Fee Letter, to pay and reimburse Agent, for Agents and Lenders, for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

23. Effectiveness. This Amendment shall become effective as of the date first set forth above (the “Fourth Amendment Effective Date”) only upon satisfaction in full in the judgment of Agent of each of the following conditions on or prior to December 10, 2007:

(a) Amendment. Agent shall have received five (5) original copies of this Amendment duly executed and delivered by Agent, the Requisite Lenders and Borrower and acknowledged and agreed to by each of the other US Credit Parties.

(b) Payment of Fees and Expenses. Borrower shall have paid to Agent (i) all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent and/or Lenders (including, without limitation, all reasonable legal fees and expenses referenced in Section 22(b) hereof) and (ii) the Amendment Fee.

(c) Resolutions. Agent shall have received a copy of resolutions of Borrower’s board of directors approving and authorizing the execution, delivery and performance of this Amendment and the Fourth Amendment Revolving Notes and the performance of the Amended Credit Agreement including the increase in the Obligations as a result of the increase to the Revolving Loan Commitment contemplated by this Amendment, certified by an authorized officer of Borrower as being in full force and effect without any modification or amendment.

(d) Opinion of Counsel. Agent shall have received legal opinions of counsel acceptable to Agent, which shall provide (subject to customary qualifications and exceptions) that (i) this Amendment and the Fourth Amendment Revolving Notes have been duly authorized, executed and delivered by, and are enforceable against each Credit Party, as applicable, (ii) the Amended Credit Agreement is enforceable against each Credit Party, and (iii) such other opinions as Agent may reasonably request, all in form and substance satisfactory to Agent.

(e) Representations and Warranties. The representations and warranties of or on behalf of the Credit Parties in this Amendment shall be true and correct on and as of the Fourth Amendment Effective Date.

(f) Amended and Restated Revolving Notes. Each Lender that currently holds a Revolving Note shall have received an Amended and Restated Revolving Note, substantially in the form of part (1) of Exhibit D hereto with blanks appropriately completed.

(g) Revolving Notes. Each New Lender that has requested a Revolving Note shall have received a Revolving Note, substantially in the form of part (2) of Exhibit D hereto with blanks appropriately completed.

24. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

25. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER

MEASUREMENT SPECIALTIES, INC.

By:
Name: Title:

AGENT AND LENDERS

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender

By:
Duly Authorized Signatory

WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and Lender

By:
Name: Title:

CoLTS 2005-1 LTD., as Lender

By: Wachovia Bank, National Association, as Servicer

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Documentation Agent and Lender

By:
Name: Title:

BANK OF AMERICA, N.A., as New Lender

By:
Name: Title:

ROYAL BANK OF CANADA, as New Lender

By:
Name: Title:

The undersigned US Credit Parties hereby (i) acknowledge this Amendment and (ii) confirm and agree that their obligations under their respective Collateral Documents shall continue without any diminution thereof and shall remain in full force and effect with respect to the Obligations as increased hereby on and after the effectiveness of this Amendment.

ACKNOWLEDGED, CONSENTED and
AGREED to as of the date first written above.

US CREDIT PARTIES

IC SENSORS INC.

By:

Name: Title:

ELEKON INDUSTRIES USA, INC.

By:

Name: Title:

ENTRAN DEVICES LLC

By: Measurement Specialties, Inc.
As sole Member and sole Manager

By:

Name: Title:

MEASUREMENT SPECIALTIES FOREIGN
HOLDINGS CORPORATION

By:

Name: Title:

BETATHERM USA, LLC

By: Measurement Specialties Foreign Holdings Corporation
As sole Member

By:

Name: Title:

YSIS INCORPORATED

By:

Name: Title:

EXHIBIT A

ANNEX H (Section 9.9(a))

to

CREDIT AGREEMENT

LENDERS’ WIRE TRANSFER INFORMATION
Name:	General Electric Capital Corporation
Bank:	Deutsche Bank Trust Company Americas
New York, New York
ABA #:	021001033
Account #:	50-232-854
Account Name:	GECC CFS CIF Collection Account
Reference:	CFN8605 Measurement Specialties, Inc.

Name:	Wachovia Bank, National Association
Bank:	First Union
Charlotte, North Carolina
ABA #:	053-000-219
Account #:	04659360006116
Attn:	Credit Derivatives
Reference:	Measurement Specialties, Inc.

Name:	JPMorgan Chase Bank, N.A.
Bank:	JPMorgan Chase Bank, N.A.
ABA #:	021000021
Credit To:	Commercial Loan Department
Account #:	323522211
F/F/C:	Measurement Specialties, Inc. - Loan # 0002-2000001612

Name:	Royal Bank of Canada
JPMorgan Chase Bank N.A.
New York, NY
ABA #:	021-000-021
Account #:	920-1-033363
Reference:	Measurement Specialties, Inc.

Name:	Bank of America, N.A.
New York, NY
ABA #:	026009593
Account #:	1093600000630
Account Name:	Commercial Credit Services
Reference:	Measurement Specialties, Inc.

EXHIBIT B

ANNEX I (Section 11.10)
to
CREDIT AGREEMENT

NOTICE ADDRESSES

(A)   If to Agent or GE Capital, at
General Electric Capital Corporation
201 Merritt Seven, 3rd Floor
Norwalk, CT 06854
Attention: Measurement Specialties, Inc., Account Manager
Telecopier No.: 203-956-4238
Telephone No.: 203-956-4103

and, with respect to any Default or Event of Default, to:
Paul, Hastings, Janofsky & Walker LLP
75 E. 55th Street
New York, New York 10022
Attention: Mario J. Ippolito, Esq.
Telecopier No.: 212-230-7848
Telephone No.: 212-318-6420

and

General Electric Capital Corporation
401 Merritt Seven, 2nd Floor
Norwalk, Connecticut 06856
Attention: Corporate Counsel - GE Commercial & Industrial Finance, Inc.
Telecopier No.: 203-229-1991
Telephone No.: 203-229-1427

(B)   If to any Credit Party, at

c/o Measurement Specialties, Inc.
1000 Lucas Way
Hampton, Virginia 23666
Attention: Frank Guidone, Chief Executive Officer
Telecopier No.: 575-766-4347
Telephone No.: 757-766-1500

        With a copy to:

Hunton & Williams LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street, NE
Atlanta, Georgia 30308-2216
Attention: Joseph B. Alexander, Esq.
Telecopier No.: 404-602-9004
Telephone No.: 404-888-4218

EXHIBIT C

ANNEX J (from Annex A - Commitments definition)
to
CREDIT AGREEMENT

Revolving Loan Commitments as of the Fourth Amendment Effective Date:

Lender	Revolving Loan Commitment
General Electric Capital Corporation	$41,666,666.67
Wachovia Bank, National Association	$7,666,666.67
CoLTS 2005-1 LTD.	$3,333,333.33
JPMorgan Chase Bank, N.A.	$28,333,333.33
Bank of America, N.A.	$20,000,000
Royal Bank of Canada	$20,000,000
Total	$121,000,000

Term Loan Commitments as of the Closing Date:

Lender	Term Loan Commitment
General Electric Capital Corporation	$9,333,333.33
Wachovia Bank, National Association	$0
CoLTS 2005-1 LTD.	$4,000,000.00
JPMorgan Chase Bank, N.A.	$6,666,666.67
Bank of America, N.A.	$0
Royal Bank of Canada	$0
Total	$20,000,000

EXHIBIT D - (1)

EXHIBIT 1.1(a)(ii)
to
CREDIT AGREEMENT

FORM OF AMENDED AND RESTATED REVOLVING NOTE

New York, New York
$[____________]	[_______ __, 20__]

FOR VALUE RECEIVED, the undersigned, MEASUREMENT SPECIALTIES, INC., a New Jersey corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of [_____________________________] (“Lender”), at the offices of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Agent for Lenders (“Agent”), at its address at 401 Merritt 7, Norwalk, Connecticut 06856, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of [___________________________] ($[__________]) or, if less, the aggregate unpaid amount of all Revolving Credit Advances made by Lender to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement or in Annex A thereto.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Amended and Restated Credit Agreement dated as of April 3, 2006 by and among Borrower, the other Persons named therein as Credit Parties, Agent, Lender and the other Persons parties thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Revolving Loans evidenced hereby are made and are to be repaid. The date and amount of each Revolving Credit Advance made by Lender to Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note in respect of the Revolving Credit Advances made by Lender to Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Revolving Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

Except as provided in the Credit Agreement, this Revolving Note may not be assigned by Lender to any Person.

This Revolving Note amends and restates and is substituted, without novation, for that certain Revolving Note, dated April 3, 2006, in the original principal amount of $[__________] made by Borrower in favor of Lender (the “Prior Note”) and this Revolving Note is in substitution for (but not in payment of) the Prior Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

MEASUREMENT SPECIALTIES, INC.

By:	________________________________________
Name:	________________________________________
Title:	________________________________________

(2)

FORM OF REVOLVING NOTE

New York, New York
$[____________]	[_______ __, 20__]

FOR VALUE RECEIVED, the undersigned, MEASUREMENT SPECIALTIES, INC., a New Jersey corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of [_____________________________] (“Lender”), at the offices of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Agent for Lenders (“Agent”), at its address at 401 Merritt 7, Norwalk, Connecticut 06856, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of [___________________________] ($[__________]) or, if less, the aggregate unpaid amount of all Revolving Credit Advances made by Lender to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement or in Annex A thereto.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Amended and Restated Credit Agreement dated as of April 3, 2006 by and among Borrower, the other Persons named therein as Credit Parties, Agent, Lender and the other Persons parties thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Revolving Loans evidenced hereby are made and are to be repaid. The date and amount of each Revolving Credit Advance made by Lender to Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note in respect of the Revolving Credit Advances made by Lender to Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Revolving Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

Except as provided in the Credit Agreement, this Revolving Note may not be assigned by Lender to any Person.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

MEASUREMENT SPECIALTIES, INC.

By:	_________________________________________
Name:	_________________________________________
Title:	_________________________________________

SCHEDULE A

Historical EBITDA for IMSA

FISCAL MONTH ENDING	IMSA
December 31, 2006	$1,147,836
March 31, 2007	$1,376,177
June 30, 2007	$1,825,040
September 30, 2007	$1,014,826